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                                                                     EXHIBIT 8.2

                       [DEWEY BALLANTINE LLP LETTERHEAD]

                                                                   April 3, 2000

CVC, Inc.
525 Lee Road
Rochester, New York 14606

Ladies and Gentlemen:

    We are acting as special counsel to CVC, Inc., a Delaware corporation ("CVC"), in connection with the transaction contemplated by the Agreement and Plan of Merger, dated as of February 29, 2000 (the "Merger Agreement"), by and among Veeco Instruments Inc., a Delaware corporation ("Veeco"), Veeco Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Veeco ("Merger Sub"), and CVC.

    In this capacity, we have participated in the preparation of a registration statement on Form S-4 filed pursuant to the Securities Act of 1933, including the Joint Proxy Statement/Prospectus of Veeco and CVC, dated April 3, 2000 (the "Proxy Statement"). We have examined the Merger Agreement, the Proxy Statement, the representation letters of Veeco, Merger Sub and CVC, each dated today, which have been delivered to us for purposes of this opinion (the "Officer's Certificates"), and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed with your consent that (i) the merger of Merger Sub with and into CVC (the "Merger") will be consummated in the manner contemplated in the Proxy Statement and in accordance with the provisions of the Merger Agreement,
(ii) the statements concerning the Merger set forth in the Proxy Statement and the other documents referred to herein are and, as of the effective time of the Merger, will be true, accurate and complete, (iii) the representations set forth in the Officer's Certificates are and, as of the effective time of the Merger, will be true, accurate and complete and any representation or other statement in the Officer's Certificates or the other documents referred to herein made "to the best of the knowledge" or similarly qualified is and, at the effective time of the Merger, will be, in each case, correct without such qualification, and that no actions have been (or will be) taken which are inconsistent with any representation contained in the Officer's Certificates, and (iv) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

    Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended. You have not requested, and we do not express, an opinion concerning any other tax consequences of the Merger or any other transactions contemplated by the Merger Agreement.

    This opinion expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that this opinion, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely are subject to change either prospectively or retroactively, and any such change or variation or difference in the facts from those on which we rely and assume as correct, as set forth above, might affect the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any changes or new developments in U.S. federal income tax laws or the application or interpretation thereof.
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    We consent to the filing of this opinion as an exhibit to the Proxy
Statement and to the use of our name under the heading "THE MERGER--Material U.S. Federal Income Tax Consequences of the Merger" in the Proxy Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act of 1933, as amended, or the rules and regulations thereunder, or that this consent is required by Section 7 of the Securities Act of 1933.

    This opinion is intended solely for your use and may not be relied upon by any other person without our express written permission.

                                        Very truly yours,

                                        Dewey Ballantine LLP